Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-65396 and No. 333-41011) and Form S-8 (No. 2-76444, No. 33-44371, No. 33-51791, No. 33-60053, No. 333-22391, No. 333-31903
and No. 333-64207) of CIGNA Corporation, of our report dated February 9, 1999 appearing on Page 50 of the 1998 Annual Report to Shareholders of CIGNA Corporation, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference in such Registration Statements of our report on the Financial Statement Schedules, which appears on page FS-2 of this Form 10-K.


/s/ PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
March 26, 1999